EXHIBIT 10.9

AMENDED AND RESTATED
SUPPLEMENTAL EXECUTIVE RETIREMENT AGREEMENT

THIS AMENDED AND RESTATED SUPPLEMENTAL EXECUTIVE RETIREMENT AGREEMENT is made as of the 29th day of June, 2007,between Merchants and Manufacturers Bancorporation, Inc., a Wisconsin corporation and its successor and assigns (collectively, “Employer”) and James Mroczkowski, an adult resident of the State of Wisconsin (the “Executive”).

RECITALS

WHEREAS, Executive is a key employee of Employer, and

WHEREAS, Executive possesses unique knowledge and skills that are integral to Employer’s continued success,

WHEREAS, Employer established this Agreement on January 1, 2004 for purposes of promoting in Executive the strongest interest in the successful operation of Employer and increased efficiency in Executive’s work and to provide Executive with additional benefits upon retirement, death, disability or other termination of employment; and

WHEREAS, Employer and Executive now wish to amend and restate this Agreement to comply with the requirements of Internal Revenue Code Section 409A.

AGREEMENT

NOW, THEREFORE, in consideration of services to be performed after the date of this Agreement but prior to Executive’s retirement or other Separation From Service and in consideration of the foregoing Recitals and the agreements set forth below, the parties hereto agree as follows:

1.           Definitions.

              (a)           Age– “Age” shall mean the age of the person as of his/her last birthday.

              (b)           Beneficiary– “Beneficiary” shall mean the individual, individuals, entity or entities that Executive designates, in accordance with Section 2.6 below, as the recipient of any benefits that may be payable under this Agreement following Executive’s death.

              (c)           Board of Directors– “Board of Directors” shall refer to the complete Board of Directors of the organization designated in each reference.

              (d)           Change in Control– For purposes of this Agreement, a “Change in Control” shall be deemed to have occurred if any “individual, entity or group” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities representing 25% or more of the voting power of the securities of MMBC or any of MMBC’s affiliates or becomes the owner of all or substantially all of the assets of MMBC or any of Employer’saffiliates or if the shareholders of MMBC or an affiliate of MMBC approve a reorganization, merger or consolidation of MMBC or any affiliates of MMBC.  “Change in Control” shall not refer to or include any transaction involving only entities affiliated directly or indirectly with MMBC.  The Executive Personnel/Compensation Committee of MMBC shall, in its sole discretion, determine whether a particular event or a series of events are related to a corporate reorganization, restructuring, refinancing or other similar occurrence referenced in the last sentence.

              (e)           Disability– “Disability” shall mean, if Executive is insured under a long-term disability insurance policy the premiums for which are paid by Employer, the individual is determined to have suffered a total disability (or equivalent designation) under such policy.  If Executive is not insured under such a disability insurance policy, “Disability” shall mean Executive’s inability, as the result of physical or mental incapacity, to substantially perform his duties for a period of 180 consecutive days.  If Executive and Employer cannot agree as to the existence of a disability, the determination shall be made by a qualified independent physician acceptable to both parties, or alternatively, by a physician designated by the president of the medical society for the county in which Executive resides.  The costs of any such medical examination shall be borne by Employer.

              (f)           Discharge for Cause– “Discharge for Cause” shall mean Executive’s Separation From Service by Employer because of:

                     (1)           A failure by Executive to substantially perform his duties (other than failure resulting from incapacity) after a written demand by the Board of Directors of the Employer, which demand identifies, with reasonable specificity, the manner in which the Board of Directors of the Employer believes Executive has not substantially performed, and Executive’s failure to cure within a reasonable period of time after his receipt of this notice;

                     (2)           A criminal conviction of or plea of nolo contendere by Executive for any act involving dishonesty, breach of trust or a violation of the banking laws of the State of Wisconsin or the United States;

                     (3)           A criminal conviction of or plea of nolo contendere by Executive for the commission of any felony;

                     (4)           A breach of fiduciary duty by Executive involving personal profit;

                     (5)           A willful violation of any law, rule or order by Executive (other than traffic violations or similar offenses); or

                     (6)           Incompetence, personal dishonesty or material breach of any provision of this Agreement or any willful misconduct by Executive.

              For purposes of this definition, no act, or failure to act, on Executive’s part shall be deemed “willful” unless done, or omitted to be done, by Executive not in good faith and without reasonable belief that the action or omission was in the best interest of Employer.  A “Discharge for Cause” shall also be deemed to occur immediately and without a right to cure if:

                (1)           Executive is suspended and/or temporarily prohibited from participating in the conduct of Employer’s or any of Employer’s affiliates’ affairs by a regulatory agency; or

         (2)           Executive is removed and/or permanently prohibited from participating in the conduct of Employer’s or any of Employer’s affiliates’ affairs by an order issued by a regulatory agency.

              (g)           Early Retirement Date– “Early Retirement Date” shall mean the first day of the month following the month in which Executive reaches age 55.

              (h)           Executive Personnel/Compensation Committee– “Executive Personnel/Compensation Committee” shall mean the Executive Personnel/Compensation Committee of MMBC’s Board of Directors.  If no such committee exists, then the outside directors of MMBC shall comprise the Executive Personnel/Compensation Committee.

              (i)            Employer– “Employer” shall mean Merchants and Manufacturers Bancorporation, Inc., a Wisconsin corporation, and any successor in interest to Merchants and Manufacturers Bancorporation, Inc..

              (j)            MMBC– “MMBC” shall mean Merchants and Manufacturers Bancorporation, Inc., a Wisconsin corporation, and any successor in interest to Merchants and Manufacturers Bancorporation, Inc.]

              (k)           Normal Retirement Date– “Normal Retirement Date” shall mean the first day of the month following the month in which Executive reaches age 65.

              (l)            Reduced Benefit Factor– The “Reduced Benefit Factor” shall be the percentage of the benefit that the Executive could receive at a particular age, determined according to the attached Schedule A.  For example, at age 55, the Reduced Benefit Factor would be 25%, such that Executive would receive 25% of the benefits calculated under Section 2.1 below.

             (m)          Separation From Service– “Separation From Service” means the termination of the Executive’s employment with the Employer for reasons other than death.  Whether a Separation From Service takes place is determined in accordance with the requirements of Internal Revenue Code Section 409A based on the facts and circumstances surrounding the termination of the Executive’s employment and whether the Employer and the Executive intended for the Executive to provide significant services for the Employer following such termination.

              (n)           Specified Employee– “Specified Employee” shall have the same meaning as under Internal Revenue Code Section 409A and the regulations thereunder.

2.           Payment of Benefits.

                              2.1           Benefits Upon Normal Retirement.

             Upon Executive’s Separation From Service on or after the Normal Retirement Date, Employer shall pay to Executive (or to Executive’s Beneficiary or Beneficiaries), as compensation for services rendered prior to such date, an annual amount (payable in monthly installments) equal to fifty percent (50%) of the “base compensation” that Executive received from Employer during the calendar year immediately preceding Executive’s Separation From Service.  Subject to the restriction in Section 2.8 below, payments under this Section shall commence on the first day of the month coincident with or next following Executive’s date of Separation From Service and continue for a period of 180 months thereafter.

                              2.2           Benefits Upon Early Retirement.

             Upon Executive’s Separation From Service on or after reaching the Early Retirement Date but prior to the Normal Retirement Date, Employer shall pay to Executive (or to Executive’s Beneficiary or Beneficiaries), as compensation for services rendered prior to such date an annual amount (payable in monthly installments) calculated under Section 2.1 above, multiplied by the Reduced Benefit Factor in Schedule A.  Subject to the restriction in Section 2.8 below, such payments shall commence on the first day of the month coincident with or next following the date of Separation From Service and shall continue for a period of 180 months thereafter.

              2.3           Benefits Upon Disability.

             Upon Executive’s Separation From Service prior to the Normal Retirement Date due to Disability, no separate provision is made for a disability benefit under this Agreement.  However, any such Executive shall be considered, notwithstanding such Separation From Service, to continue to be an Executive in this Agreement, and in the event of such Executive’s death while disabled and for so long as the disability continues prior to reaching the Early Retirement Date, such Executive’s beneficiary shall receive the survivor’s benefits described in Section 2.5(a).  In the event Executive lives to the Early Retirement Date, Executive (or Executive’s Beneficiary or Beneficiaries) shall be entitled to receive the early retirement benefit described in Section 2.2, such payments commencing on the first day of the month coincident with or next following the Early Retirement Date.

                              2.4           Other Separations From Service.

              (a)           Voluntary Separation From Service Prior to the Early Retirement Date or Discharge for Cause at any Time.  Upon Executive’s voluntary Separation From Service prior to reaching the Early Retirement Date, for reasons other than death or Disability, or upon Executive’s Discharge for Cause at any time, Employer shall not be obligated to pay any benefit to Executive (or to Executive’s Beneficiary or Beneficiaries) pursuant to this Agreement, and Executive (and Executive’s Beneficiary or Beneficiaries) shall have no further right to receive any benefit hereunder.

              (b)           Involuntary Separation From Service Prior to the Early Retirement Date Other Than Because of Death, Disability or Discharge for Cause.  Upon Executive’s involuntary Separation From Service prior to reaching the Early Retirement Date, for reasons other than Death, Disability, or Discharge for Cause, Employer shall not be obligated to pay any benefit to Executive (or to Executive’s Beneficiary or Beneficiaries) pursuant to this Agreement, and Executive (and Executive’s Beneficiary or Beneficiaries) shall have no further right to receive any benefit hereunder.

              (c)           Separation From Service At or After A Change in Control.  If Executive has a Separation From Service as a result of a Change in Control, Executive (or Executive’s Beneficiary or Beneficiaries) shall have a fully vested right to receive a lump sum payment equal to the greater of:  (i) the present value of the normal retirement benefit described in Section 2.1 above, calculated as if the payments would begin on Executive’s Normal Retirement Date and using a discount rate equal to 120% of the long-term applicable rate published by the IRS for the month in which the Change in Control occurs or (ii) three (3) times his or her highest annual compensation from Employer (determined on a calendar-year basis from the year prior to the Change in Control through the date of the Separation From Service).  Subject to the restriction in Section 2.8 below, the lump sum payment shall be made to Executive within thirty (30) days after the Executive’s date of Separation From Service.  For purposes of this Section 2.4(c), Executive’s Separation From Service shall be deemed to have resulted from a Change in Control if:  Employer terminates Executive’s employment for any reason other than death, Disability or Discharge for Cause, at any time:  (a) within ninety (90) days before a Change in Control; or (b) at any time within twelve (12) months after a Change in Control.  Executive’s Separation From Service shall also be deemed to have resulted from a Change in Control if, within ninety (90) days before or within twelve (12) months after a Change in Control, Executive has a voluntary Separation From Service after Employer has significantly lessened Executive’s title, duties, responsibilities or compensation or otherwise changed Executive’s employment status without Executive’s prior written consent.

              (d)           Transition Services.  If the Executive’s employment does not terminate as a result of a Change in Control, as provided in Subsection 2.4 (c) above, but Executive continues to work for Employer and/or for a successor employer for at least twelve (12) months following a Change in Control (the “Transition Period”), then upon Executive’s Separation From Service for any reason other than a Discharge for Cause, no benefits shall be payable under Section 2.1 above, but Executive shall have a nonforfeitable right to receive benefits under this Agreement equal to the greater of: (i) the present value of the normal retirement benefit described in Section 2.1 above, calculated as if the payments would begin beginning on Executive’s Normal Retirement Date and using a discount rate equal to 120% of the rate provided for in Section 1274(d)(1)(B) of the Code for the month in which the Executive’s Separation From Service occurs or (ii) three (3) times his or her highest annual compensation from Employer (determined on a calendar-year basis from the year prior to the Change in Control through the date of the Change in Control) (such greater amount hereinafter referred to as the “Transition Benefit”).  Subject to the restriction set forth in Section 2.8 below, where the Separation From Service occurs within the two-year period following the date of the Change of Control, the payment of Transition Benefit shall be made to Executive within thirty (30) days after the Executive’s date of Separation From Service.  Where the Separation From Service occurs more than two years following the date of the Change of Control, the amount of the Transition Benefit shall be credited to a bookkeeping account (the “Account”) and shall be paid to the Executive in 180 monthly installments payable on the declining balance method, commencing on the first date of the month coincident with or next following the date of Separation From Service (subject to the restriction set forth in Section 2.8 below) and continuing on the first day of each month thereafter until the balance of the Account has been paid to the Executive.  On December 31 of each year in which the Executive maintains a balance in the Account, the Account shall be credited with interest on the average weighted balance of the Account for the year at 100% of the annual short-term rate provided for in Section 1274(d)(1)(B) of the Code for the month of June of such year.  Each monthly installment that is paid to the Executive will reduce the balance in the Executive’s Account.  By way of illustration, if the average weighted balance in the Executive’s Account for 2015 is $200,000 and the ending balance on December 31, 2015 was $188,00, if the annual short-term rate provided for in Section 1274(d)(1)(B) for June 2015 is 5% and the Executive were entitled to 120 remaining monthly installments, each monthly installment payment for 2016 would be $1,650 (($188,000 +$10,000)/120).

              2.5           Survivorship Benefits.

              (a)           Prior to Commencement of Normal or Early Retirement Benefits.  If Executive dies while in the service of Employer or after a Separation From Service due to Disability and while disabled or after a Separation From Service on or after the Early Retirement Date, but prior to commencement of any benefit payment under this Agreement, Employer shall pay to Executive’s Beneficiary or Beneficiaries a survivor’s benefit of 180 equal monthly installments equal to Executive’s fixed normal retirement benefit as described in Section 2.1 (and expressed as a monthly benefit), commencing on the first day of the month after Executive’s death and continuing on the first day of each month thereafter until all such payments are completed.  (In the event that there are multiple Beneficiaries, their combined benefit shall be equal to this amount.)  In the event a Beneficiary dies before receiving all the survivor’s benefit payments, the remaining payments shall be paid to the legal representatives of the Beneficiary’s estate.  Payment of the survivor’s benefit shall relieve Employer of the obligation to pay any other benefit, which Executive would have otherwise received under the terms of this Agreement.

              (b)           After Commencement of Benefits.  If Executive dies after any benefit payments have commenced, but prior to receiving all of the scheduled minimum number of monthly payments, Employer shall pay the remaining monthly payments to Executive’s Beneficiary or Beneficiaries.  (In the event that there are multiple Beneficiaries, their combined benefit shall be equal to this amount.)  In the event a Beneficiary dies before receiving all the remaining payments, the then-remaining payments shall be paid to the legal representatives of the Beneficiary’s estate.

              2.6    Recipients of Payments:  Designation of Beneficiary.  All payments to be made by Employer shall be made to Executive, if living.  In the event of Executive’s death prior to the receipt of all benefit payments, all subsequent payments to be made under this Agreement shall be to Executive’s Beneficiary or Beneficiaries.  Executive shall designate a Beneficiary by filing a written notice of such designation with Employer in such form as Employer may prescribe.  Executive may revoke or modify said designation at any time by a further written designation.  Executive’s beneficiary designation shall be deemed automatically revoked in the event of the death of the Beneficiary or, if the Beneficiary is Executive’s spouse, in the event of dissolution of marriage.  If no designation shall be in effect at the time any benefits payable under this Agreement shall become due, the Beneficiary shall be the spouse, or if no spouse is then living, the legal representative of Executive’s estate.  All designations under this section must be made on the Beneficiary Designation form attached on Schedule B.

              2.7           Potential Tax Consequences.  If the payment of any of the compensation or benefits contemplated under this Agreement (when added to any other payments or benefits provided to the Executive) will result in the payment of an “excess parachute payment,” as that term is defined in Section 280(G) of the Internal Revenue Code of 1986, as amended (the “Code”), then in such event, the Employer shall pay the Employee an additional amount for each calendar year in which an excess parachute payment is received by the Executive (the “Gross-up Payment”).  The Gross-up Payment is intended to cover the Executive’s liability for any parachute tax under Code Section 4999 on such excess parachute payment, as well as federal and state income taxes and parachute tax on the additional amount, and shall be computed using such reasonable calculation methods as adopted by the Board of Directors of the Employer at such time.  The Gross-up Payment shall be made to the Executive no later than the calendar year following the year in which the Executive remits the required parachute or other taxes to the federal or state tax authorities.

              2.8           Restriction on Timing of Distribution.  Notwithstanding any provision of this Agreement to the contrary, if the Executive is considered a Specified Employee at the time of his or her Separation From Service, under such procedures as established by the Employer, in accordance with Section 409A of the Code, benefit distributions that are made upon such Separation From Service may not commence earlier than six (6) months after the date of such Separation From Service.  Therefore, in the event this Section 2.8 is applicable to the Executive, any distributions which would otherwise be paid to the Executive within the first six months following the date of the Executive’s Separation From Service shall be accumulated and paid to the Executive in a lump sum on the first day of the seventh month following the Separation From Service.  All subsequent distributions shall be paid in the manner specified.

3.           Successors; Binding Agreement.

              (a)           Employer will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to substantially all of the business and/or assets of Employer (“Successor Organization”) to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Employer would have been required to perform if no such succession had taken place.  If such succession is the result of a Change in Control, such assumption shall specifically preserve to Executive (and Executive’s Beneficiary or Beneficiaries), for the then remaining term of this Agreement, the same rights and remedies (recognizing them as being available and applicable as the result of the Change in Control effectuating said succession) provided under this Agreement upon a Change in Control.

              (b)           No right or interest to or in any payments or benefits under this Agreement shall be assignable or transferable in any respect by Executive, nor shall any such payment, right or interest be subject to seizure, attachment or creditor’s process for payment of any debts, judgments, or obligations of Executive.

              (c)           Any rights and obligations of Employer under this Agreement may be assigned or transferred by Employer to any of its affiliates prior to a change in control as defined in this Agreement.

4.           Administration and Interpretation of this Agreement.

              Interpretation by the Employer and/or the Executive Personnel/Compensation Committee shall be final and binding upon Executive (and Executive’s Beneficiary or Beneficiaries).  The Employer and/or the Executive Personnel/Compensation Committee may adopt rules and regulations relating to this Agreement as it may deem necessary or advisable for the administration thereof.

5.           Claims Procedure.

              If Executive (or Executive’s Beneficiary or Beneficiaries) (each hereinafter referred to individually as a “Claimant”) is denied all or a portion of an expected benefit under this Agreement for any reason, he or she may file a claim with the Executive Personnel/Compensation Committee.  The Executive Personnel/Compensation Committee shall notify the Claimant within 60 days of allowance or denial of the claim, unless the Claimant receives written notice from the Executive Personnel/Compensation Committee prior to the end of the sixty (60) day period stating that special circumstances require an extension of the time for decision.  The notice of the Executive Personnel/Compensation Committee’s decision shall be in writing, sent by mail to Claimant’s last known address, and, if a denial of the claim, must contain the following information:

              (a)           the specific reasons for the denial;

              (b)           specific reference to pertinent provisions of the Agreement on which the denial is based; and

              (c)           if applicable, a description of any additional information or material necessary to perfect the claim, an explanation of why such information or material is necessary, and an explanation of the claims review procedure.

6.           Review Procedure.

              (a)           A Claimant is entitled to request a review of any denial of Claimant’s claim by the Executive Personnel/Compensation Committee.  The request for review must be submitted in writing within 60 days of mailing of notice of the denial.  Absent a request for review within the 60-day period, the claim will be deemed to be conclusively denied.  The Claimant or Claimant’s representative shall be entitled to review all pertinent documents, and to submit issues and comments orally and in writing.

              (b)           If the request for review by a Claimant concerns the interpretation and application of the provisions of the Agreement and Employer’s obligations, then the review shall be conducted by a separate committee consisting of three persons designated or appointed by the Executive Personnel/Compensation Committee.  The separate committee shall afford the Claimant a hearing and the opportunity to review all pertinent documents and submit issues and comments orally and in writing and shall render a review decision in writing, all within sixty (60) days after receipt of a request for a review, provided that, in special circumstances (such as the necessity of holding a hearing) the committee may extend the time for decision by not more than sixty (60) days upon written notice to the Claimant.  The Claimant shall receive written notice of the separate committee’s review decision, together with specific reasons for the decision and reference to the pertinent provisions of this Agreement.

              (c)           Executive (and Executive’s Beneficiary or Beneficiaries) shall not be entitled to pursue any court or other relief under this Agreement unless Executive (or Executive’s Beneficiary or Beneficiaries) has first exhausted all of the remedies provided in Sections 6(a) and 6(b) above.

7.           Life Insurance and Funding.

              Employer in its discretion may apply for and procure as owner and for its own benefit, insurance on the life of Executive, in such amounts and in such forms as Employer may choose.  The Executive shall have no interest whatsoever in any such policy or policies, but at the request of Employer, Executive shall submit to medical examinations and supply such information and execute such documents as may be required by the insurance company or companies to whom Employer has applied for insurance.

              The rights of Executive (or Executive’s Beneficiary or Beneficiaries), or estate, to benefits under this Agreement shall be solely those of an unsecured creditor of Employer.  Any insurance policy or other assets acquired by or held by Employer in connection with the liabilities assumed by it pursuant to this Agreement shall not be deemed to be held under any trust for the benefit of Executive, Executive’s Beneficiary or Beneficiaries, or Executive’s estate, or to be security for this performance of the obligations of Employer but shall be, and remain, a general, unpledged, and unrestricted asset of Employer.

              If Employer elects to protect against its liabilities under this Agreement by purchasing any insurance or other similar product on the life of Executive or on any pool or group of similarly situated individuals, then Executive acknowledges that Employer shall have no obligation to provide any benefits under this Agreement if Executive makes any material misstatement, fails to disclose any material information or otherwise acts in any way (e.g., commits suicide) which allows the underlying insurer to reduce or eliminate its payments under that policy or reduce or avoid making payments to Employer under that insurance policy.  Under such circumstances, Employer may reduce or eliminate any or all benefits under this Agreement to reflect the actual benefit that Employer receives under such policy.

8.           Employment Not Guaranteed by Agreement.

              Neither this Agreement nor any action taken hereunder shall be construed as giving Executive the right to be retained as an executive employee or as an employee of Employer for any period.  To the extent that Employer and Executive enter into (or previously have entered into an employment agreement), the terms of that agreement shall run concurrently with this Agreement, but each separate agreement shall be considered applied on its own and separate from the other agreement.

9.           Taxes.

              Employer shall deduct from all payments made hereunder all applicable federal or state taxes required by law to be withheld from such payments, and all benefit amounts payable hereunder are stated before any such deductions.

10.         Amendment and Termination.

              The Board of Directors of Employer may, at any time, amend or terminate this Agreement, provided that the Employer’s Board may not reduce or modify any benefit in pay status to Executive or to any Beneficiary hereunder or any benefit that would become payable hereunder if Executive were to have died or were to have been involuntarily terminated under Section 2.4(b) hereof on the day prior to such action by the Board, without the prior written consent of Executive (or Executive’s Beneficiary or Beneficiaries).

              Notwithstanding the preceding provisions, Employer may not reduce, eliminate or change benefits that Executive has accrued under this Agreement at any time within ninety (90) days before a Change in Control or at anytime following a Change in Control.  Employer is entering into this Agreement upon the assumption that certain existing tax laws will continue in effect in substantially their current form.  In the event of any changes in Federal law relating to and allowing the tax-free accumulation of earning within a life insurance policy or any other law which would result in a material adverse impact upon Employer’s ability to perform its obligations under this Agreement, Employer shall have an option to terminate or modify this Agreement subject to the protection afforded Executive in this Section 10.

11.         Applicable Law.

              This Agreement shall be construed according to the laws of the State of Wisconsin.  Any proceeding arising out of or relating to this Agreement may only be brought in the State of Wisconsin, County of Waukesha or, if it has or can acquire jurisdiction, in the United States District Court for the Eastern District of Wisconsin.  Each of the parties to this Agreement irrevocably submits to the exclusive jurisdiction of each of the preceding courts in any such proceeding, waives any objection it may now or hereafter have to venue or to convenience of forum, agrees that all claims in respect to the proceeding shall be heard and determined only in such court and agrees to not bring any proceeding arising out of or related to this Agreement in any other court.

12.         Form of Communication.

              Any application, claim, notice or other communication required or permitted to be made by Executive to Employer shall be made in writing and in such form, as Employer shall prescribe.  Such communication shall be effective upon mailing, if sent by first class mail, postage pre-paid, and addressed to Employer’s main office.

13.         Captions.

              The captions at the head of a section or a paragraph of this Agreement are designed for convenience of reference only and are not to be resorted to for the purpose of interpreting any provision of this Agreement.

14.         Severability.

              The invalidity of any portion of this Agreement shall not invalidate the remainder thereof, and said remainder shall continue in full force and effect.

15.         Waiver.

              No provision of this Agreement shall be deemed to have been waived unless such waiver is in writing signed by the waiving party.  No failure by any party to insist upon the strict performance of any provision of this Agreement, or to exercise any right or remedy consequent upon a breach thereof, shall constitute a waiver of any such breach, of such provision or of any other provision.  No waiver of any provision of this Agreement shall be deemed a waiver of any other provision of this Agreement or a waiver of such provision with respect to any subsequent breach, unless expressly provided in writing.

16.         Neutral Construction.

              The language used in this Agreement shall be deemed to be the language chosen by both of the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against either party.

17.         Final Agreement.

              This Agreement constitutes the entire agreement of the parties relating to the subject matter hereof.  There are no promises, terms, conditions, obligations, or warranties other than those contained in this Agreement.  This Agreement shall supercede all prior communications, representations, or agreements, verbal or written, among the parties relating to the subject matter hereof.  As such, any obligation or obligations of Employer under the following agreement or agreements shall be null and void in lieu of such benefits as may be payable under this Agreement:  Executive Employee Salary Continuation Agreement dated May 1, 1992 by and between Merchants & Manufacturers Bancorporation, Inc. and James Mroczkowski.

18.         Binding Effect.

              This Agreement shall be binding upon and shall inure to the benefit of Employer and Executive, and each of their successors, heirs, personal representatives and permitted assigns.  No sale of substantially all of Employer’s assets shall be made without the buyer expressly assuming the obligation of this Agreement.  Any subsequent benefits that Employee or any Beneficiary receives under this Agreement shall be reduced by the liquidated damages paid under the preceding clause.

19.         Compliance with Section 409A.

              This Agreement shall at all times be administered and the provisions of this Agreement shall be interpreted consistent with the requirements of Section 409A of the Code and any and all regulations thereunder, including such regulations as may be promulgated after the effective date of this Agreement.

        IN WITNESS WHEREOF, this Agreement has been executed by the parties as of the date first set forth above.

By: /s/ Michael J. Murry
Chairman of the Board

/s/ James Mroczkowski
Executive

SCHEDULE A

Early Retirement Benefit, as a Percentage of Executive’s Normal Retirement Benefit
Age	Reduced Benefit Factor
55	25%
56	30%
57	35%
58	40%
59	45%
60	50%
61	60%
62	70%
63	80%
64	90%